Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC REPORTS FIRST QUARTER RESULTS

St. Peters, MO, April 24, 2008 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended March 31, 2008.

Summary of first quarter results:

•	Net sales of $501.4 million
•	Gross margin of $259.3 million (51.7% of net sales)
•	Operating income of $218.4 million (43.6% of net sales)
•	Cash and investment balances grow to over $1.4 billion

The company reported first quarter net sales of $501.4 million versus fourth quarter 2007 net sales of $535.9 million and first quarter 2007 net sales of $440.4 million.

Gross margin in the quarter was $259.3 million, or 51.7% of net sales, compared to $293.6 million, or 54.8% of sales, in the 2007 fourth quarter and $222.5 million, or 50.5% of sales, in the 2007 first quarter. Compared to the 2007 first quarter, gross margin improved by 16.5% in dollar terms, and 120 basis points as a percentage of net sales.

As previously disclosed, the impact associated with the accelerated chemical deposit buildups at the company’s Pasadena, Texas polysilicon manufacturing facility was the primary factor contributing to the sequential reduction in volumes, revenue and gross margin.

The company reported operating income during the quarter of $218.4 million, or 43.6% of net sales. This compares to $254.8 million, or 47.5% of net sales, for the 2007 fourth quarter and $187.7 million, or 42.6% of net sales, for the 2007 first quarter. Operating expenses were $40.9 million, or 8.2% of sales, compared to $38.8 million, or 7.2% of sales, in the 2007 fourth quarter, and $34.8 million, or 7.9% of sales, in the 2007 first quarter.

Using an estimated effective cash tax rate of 15%, non-GAAP net income for the first quarter of 2008, excluding the non-cash effects of the quarterly valuation of the Suntech warrants, was $193.9 million and non-GAAP diluted EPS, excluding warrants, was $0.84 per share. See non-GAAP reconciliation information at the end of this press release following the financial statement tables. GAAP net loss for the first quarter, using a book tax rate of 303.5%, was $41.8 million or $0.18 per share, which includes a $0.77 per share non-cash impact relating to a decrease in the valuation of the Suntech warrants. The significant decrease in the Suntech warrant value as of March 31, 2008 is consistent with the value previously disclosed in the company’s Form 10-K filed on February 29, 2008.

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MEMC ELECTRONIC MATERIALS

During the first quarter, the company generated operating cash flow of $197.2 million, or 39.3% of sales, compared to $238.5 million, or 44.5% of sales, in the 2007 fourth quarter. Capital expenditures for the first quarter totaled $81.9 million, or 16.3% of sales. Free cash flow (operating cash flow minus capital expenditures) was $115.3 million or 23.0% of sales. MEMC ended the first quarter with cash and investments of $1.4 billion, compared to $1.3 billion at the end of the 2007 fourth quarter. Included in this investment balance is $119 million that was reclassified from short-term to long-term investments as of March 31, 2008.

“As we reported earlier this month, accelerated chemical deposit buildups inside the new expansion unit at our Pasadena, Texas polysilicon facility resulted in lower than anticipated output in the first quarter,” said Nabeel Gareeb, MEMC’s chief executive officer. “While it is unfortunate that these issues prevented us from taking advantage of available market demand, we were able to limit the impact to approximately 10% of our originally targeted revenue in spite of utilization being 20% lower than fourth quarter levels. Demonstrating the underlying strength of our business model, our cost reductions and product mix enabled us to keep revenue and margins between the third and fourth quarter levels, despite sequential price reductions in the mid-to-high single digit percentage range, and a significant reduction in spot polysilicon sales volume.”

“Cash flow generation also continued to be strong, highlighting the strong cash generating abilities of our business, even in a quarter that saw reductions in output, sales, and cost absorption.”

“Regarding our production and maintenance efforts in Pasadena, our new unit (Unit 3) has demonstrated good results, and the announced maintenance activities on our pre-existing unit (Unit 1) have been completed.”

Outlook

“Demand indications from semiconductor application customers are a bit weaker than typical, resulting in additional price declines from first quarter levels,” continued Gareeb. “Demand from solar application customers, however, continues to be strong. Although we are pleased with the results of the actions we have taken to address the issues that caused the lower than targeted polysilicon volume in the first quarter, given the unplanned issues that were encountered with our expected polysilicon ramp in the first quarter, we feel it is prudent to be extra cautious regarding our polysilicon output expectations in the second quarter. As a result, we are targeting revenues of approximately $540 to $570 million for the second quarter. In addition, we are targeting gross margin of approximately 54%-55%, with operating expenses of less than $40 million,” added Gareeb.

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MEMC ELECTRONIC MATERIALS

“Regarding our polysilicon expansion, we are currently targeting to achieve mechanical completion of Unit 4 (silane unit) in our Pasadena facility before the end of the second quarter, as well as additional polysilicon reactor capacity in the third quarter. This combination will mark the mechanical completion of our 8,000 metric tons of capacity which was originally targeted for the end of 2008. Depending on the output ramp of the different units, this improved installation schedule may allow us to make good progress toward achieving our annual financial targets in the second half of 2008. We will provide more specific guidance at our semi-annual update in July,” concluded Gareeb.

Other Events

The company also announced the appointment of Mike McNamara to MEMC’s board of directors, effective April 23, 2008. Mr. McNamara has served as the Chief Executive Officer of Flextronics International Ltd. since January 2006, and as a director since October 2005. Mr. McNamara previously served as Chief Operating Officer of Flextronics from January 2002 to January 2006, as Vice President of U.S. operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997.

Conference Call

MEMC will host a conference call today, April 24, 2008, at 5:30 p.m. ET to discuss the company’s first quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 7:30 p.m. ET on April 24, 2008, until 11:59 p.m. ET on May 1, 2008. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 918254. A replay will also be available until 11:59 p.m. ET on May 1, 2008 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

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MEMC ELECTRONIC MATERIALS

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including that second quarter 2008 revenues are targeted to be approximately $540-$570 million, with gross margin of approximately 54%-55% and operating expenses of less than $40 million; that we are currently targeting to achieve mechanical completion of Unit 4 in our Pasadena facility before the end of the second quarter, as well as additional polysilicon reactor capacity by the early part of the third quarter; and that depending on the output ramp of the different units, this may allow us to make good progress toward achieving our annual financial targets in the second half of 2008. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; interruption of production; delays in capacity expansion; customer acceptance of our new products; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

Unaudited	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Net sales	$501.4	$535.9	$440.4
Cost of goods sold	242.1	242.3	217.9
Gross margin	259.3	293.6	222.5

Operating expenses:
Marketing and administration	30.6	28.3	25.3
Research and development	10.3	10.5	9.5
Operating income	218.4	254.8	187.7

Nonoperating (income) expense:
Interest expense	0.3	0.3	0.3
Interest income	(12.8)	(14.0)	(8.4)
Loss (gain) on fair value of warrant	209.4	(204.7)	1.1
Other, net	1.5	1.0	(0.2)
Total nonoperating (income) expense	198.4	(217.4)	(7.2)
Income before income tax expense and minority interests	20.0	472.2	194.9
Income tax expense	60.7	94.8	58.8
(Loss) income before minority interests	(40.7)	377.4	136.1
Minority interests	(1.1)	(1.0)	(1.4)
Net (loss) income	$(41.8)	$376.4	$134.7

Basic (loss) income per share	$(0.18)	$1.65	$0.60
Diluted (loss) income per share	$(0.18)	$1.62	$0.58

Weighted-average shares used in computing basic (loss) income per share	228.5	228.2	224.0
Weighted-average shares used in computing diluted (loss) income per share	228.5	232.5	231.6

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$979.7	$859.3
Short-term investments	305.6	457.1
Accounts receivable, net	217.3	197.9
Inventories	33.2	36.4
Prepaid and other current assets	27.7	38.8
Total current assets	1,563.5	1,589.5
Investments	131.7	12.7
Property, plant and equipment, net	903.5	834.0
Deferred tax assets, net	110.3	89.3
Other assets	154.8	361.7
Total assets	$2,863.8	$2,887.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$6.0	$5.3
Accounts payable	159.7	168.3
Accrued liabilities	52.6	40.8
Accrued wages and salaries	31.8	31.9
Customer deposits	163.5	122.0
Income taxes payable	59.6	75.9
Total current liabilities	473.2	444.2
Long-term debt, less current portion	29.0	25.6
Pension and post-employment liabilities	60.3	60.6
Deferred revenue	85.5	81.4
Other liabilities	204.2	204.6
Total liabilities	852.2	816.4
Minority interests	33.7	35.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2.3	2.3
Additional paid-in capital	386.8	358.0
Retained earnings	1,718.7	1,760.5
Accumulated other comprehensive income	64.9	29.8
Treasury stock	(194.8)	(115.6)
Total stockholders’ equity	1,977.9	2,035.0
Total liabilities and stockholders’ equity	$2,863.8	$2,887.2

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

Unaudited	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007

Cash flows from operating activities:
Net (loss) income	$(41.8)	$376.4	$134.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	22.8	20.8	19.0
Minority interests	1.1	1.0	1.4
Stock-based compensation	12.6	7.4	7.4
Loss (gain) on fair value of warrant	209.4	(204.7)	1.1
Working capital and other	(6.9)	37.6	50.9
Net cash provided by operating activities	197.2	238.5	214.5

Cash flows from investing activities:
Proceeds from sales and maturities of investments	201.6	46.8	14.2
Purchases of investments	(177.6)	(348.8)	(11.7)
Capital expenditures	(81.9)	(103.3)	(47.9)
Other	—	0.2	—
Net cash used in investing activities	(57.9)	(405.1)	(45.4)

Cash flows from financing activities:
Proceeds from customer deposits related to long-term supply agreements	99.1	3.5	63.7
Repayments of customer deposits related to long-term supply agreements	(81.6)	—	—
Principal payments on long-term debt	—	(2.7)	—
Excess tax benefits from stock-based payment arrangements	6.5	7.5	12.1
Common stock repurchased	(78.6)	(62.9)	—
Proceeds from issuance of common stock	9.3	17.4	10.2
Net cash (used in) provided by financing activities	(45.3)	(37.2)	86.0

Effect of exchange rate changes on cash and cash equivalents	26.4	10.8	0.8

Net increase (decrease) in cash and cash equivalents	120.4	(193.0)	255.9
Cash and cash equivalents at beginning of period	859.3	1,052.3	527.5
Cash and cash equivalents at end of period	$979.7	$859.3	$783.4

Reconciliation of GAAP Net Income (Loss) and Diluted EPS

to non-GAAP Net Income and Diluted EPS

(Unaudited; In millions, except per share data)

	Three Months Ended
	March 31, 2008		December 31, 2007
	Net Income	EPS	Net Income	EPS
GAAP Net Income (Loss)	$(41.8)	$(0.18)	$376.4	$1.62
Cash Tax Difference*	57.7	0.25	24.0	0.10
Non-GAAP	15.9	0.07	400.4	1.72
Loss (Gain) on Warrants at Cash Tax Rate	178.0	0.77	(174.0)	(0.75)
Non-GAAP Income Excluding Warrants	$193.9	$0.84	$226.4	$0.97

Estimated annual book tax rate	25%		20%
Estimated cash tax rate	15%		15%

*Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances, foreign tax credits and loss carry-forwards that are not tied to actual operating results, because the company believes that the cash tax rate provides a more transparent view of the company’s operating results.